Exhibit 99.1

Alto Neuroscience Reports Second Quarter 2024 Financial Results and Recent Business Highlights

– Completed enrollment of 301 patients in Phase 2b MDD study for ALTO-100; Investor Day focused on ALTO-100 planned for September 9, 2024; topline data expected in October 2024 –

– Initiated multiple Phase 2 studies: ALTO-101 in schizophrenia, ALTO-203 in MDD with anhedonia, and ALTO-100 in bipolar depression –

– Reported positive Phase 1 data on transdermal formulation of our novel PDE4 inhibitor, ALTO-101 –

– Strong cash position of approximately $194 million is expected to fund planned operations into 2027 –

Mountain View, Calif., August 13, 2024 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) today reported financial results for the second quarter ended June 30, 2024, and highlighted recent corporate progress.

“Over the recent months we achieved several important milestones for our company and for the field of precision psychiatry as a whole,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “Completing the enrollment of 301 patients in our Phase 2b study of ALTO-100 represents the first randomized double-blind study to be completed using our neurocognitive battery as a patient selection tool. We are looking forward to completing this study and reporting topline data in October 2024. Additionally, the funding award we received from Wellcome Trust supports our acceleration of the development of ALTO-100 in bipolar depression directly into a Phase 2b study. Bipolar depression has a similar neurobiological profile as that of the patients being evaluated in the MDD study, and the only approved treatments for this condition are antipsychotic medications. Taken together, these two studies of ALTO-100 across diagnoses have the potential to change the historical framework of neuropsychiatric treatment.”

Dr. Etkin added, “Further, we made notable advancements across our other pipeline programs. We now have five Phase 2 studies ongoing across four novel product candidates, all of which we expect to report topline data from before the end of 2026. Due to our capital efficient approach to running clinical trials, we expect our existing cash to provide operational runway into 2027, and through all five of our anticipated clinical readouts.”

Second Quarter 2024 and Recent Business Highlights

ALTO-100: Completed Enrollment in Ongoing Phase 2b Study in MDD, Initiated Phase 2b Study in Bipolar Depression
ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neural plasticity, is in development for the treatment of major depressive disorder (MDD) and bipolar depression (BPD).

Alto is currently evaluating ALTO-100 in a 301-patient Phase 2b study in MDD patients characterized by a memory-based cognitive biomarker. The study is evaluating ALTO-100 compared to placebo over a 6-week double blind treatment period. The primary endpoint is the change from baseline on the standard regulatory clinical endpoint in depression, the Montgomery-Åsberg Depression Rating Scale (MADRS).

In June 2024, the Company completed a successful Type C meeting with the U.S. Food and Drug Administration (FDA), in which it sought feedback regarding the development of ALTO-100 using a memory-based marker for patient enrichment. In the meeting the U.S. FDA provided feedback regarding the ongoing Phase 2b study suggesting the results from the study would provide further clarity on the registrational path for ALTO-100. The Company provided an overview of the biological link between the patient phenotype, the memory biomarker, and the purported mechanism of ALTO-100.

The Company expects to report topline data from the Phase 2b MDD study in October 2024.

In July 2024, the Company announced the initiation of a Phase 2b study of ALTO-100 in patients with BPD. Bipolar depression has been shown to be associated with reduced neuroplasticity in the hippocampus, while ALTO-100 has been shown to directly increase hippocampal neuroplasticity. The 200-patient Phase 2b study is enrolling BPD patients characterized by the same memory-based cognitive biomarker as the MDD study. The study is evaluating ALTO-100 compared to placebo over a 6-week double blind treatment period. The primary endpoint is the change from baseline on the clinical endpoint typically used as the regulatory endpoint in depression, the Montgomery-Åsberg Depression Rating Scale (MADRS). Bipolar depression has been identified as an important focus area for Wellcome Trust, and Alto received an $11.7 million funding award from Wellcome in support of this study.

The Company expects to report topline data from the Phase 2b BPD study in 2026.

ALTO-300: Enrollment on Track in Ongoing Phase 2b Study in MDD
ALTO-300 (agomelatine), an oral small molecule that is believed to act as a melatonin agonist and 5HT2C antagonist, is being developed as a new treatment for patients with MDD as an adjunctive treatment to an antidepressant to which they had an insufficient response.

Alto is currently evaluating ALTO-300 in a 200-patient Phase 2b study in MDD patients characterized by an EEG biomarker signature. The study is evaluating ALTO-300 compared to placebo over a 6-week treatment period, and the primary outcome is the change from baseline in MADRS score.

Enrollment is ongoing and the Company expects to report topline data in the first half of 2025.

ALTO-101: Initiated a Phase 2 Proof-of-Concept Study for Cognitive Impairment Associated with Schizophrenia (CIAS)

ALTO-101 is a novel brain-penetrant PDE4 inhibitor currently in Phase 2 clinical development for the treatment of CIAS.

PDE4 inhibitors have demonstrated, as a class, a propensity to induce significant dose-related adverse events, historically limiting their development in CNS disorders. Alto is developing ALTO-101 as a novel transdermal formulation in partnership with MedRx Co., Ltd. to enhance the pharmacokinetic (PK) profile and improve the overall tolerability profile relative to other PDE4 inhibitors. Alto hypothesized that reducing the rate of drug absorption and delivering a stable blood target concentration could blunt typical PDE4-related adverse events such as nausea, vomiting, and diarrhea.

In April 2024, the Company reported positive results from a Phase 1 study evaluating the pharmacokinetic and tolerability profile of transdermal administration of ALTO-101 compared to oral administration. Overall, ALTO-101 demonstrated a favorable pharmacokinetic and tolerability profile. The novel transdermal formulation delivered significantly greater drug exposure with substantially fewer adverse events typically associated with PDE4 inhibitors. The drug exposure demonstrated by the transdermal formulation is expected to be sufficient to achieve the desired 30-40% target occupancy, which has been shown through positron emission tomography (PET) to be the relevant occupancy to induce the brain effects observed with oral administration of ALTO-101.

In June 2024, the company initiated a Phase 2 proof-of-concept study in patients with CIAS. The study consists of a cross-over double-blind, placebo-controlled, dose-escalating treatment with ALTO-101 and placebo in patients with CIAS. Alto expects to enroll approximately 70 adult participants between 21-55 years old with schizophrenia and a demonstrable level of cognitive impairment. Alto will evaluate the effects of ALTO-101 on EEG markers relevant to cognitive function and will also explore its effects on cognitive performance. The primary outcome in the study is the effect of ALTO-101 on theta band activity, a measure best linked to CIAS in recent prospectively replicated Alto data analysis using two large schizophrenia datasets, as measured using EEG at the end of each dose period.

Enrollment is ongoing and the Company expects to report topline data in the second half of 2025.

ALTO-203: Initiated a Phase 2 Proof-of-Concept Study in MDD with Anhedonia
ALTO-203 is a novel, oral small molecule that uniquely acts as a histamine H3 inverse agonist, a histamine receptor primarily expressed in the brain. The Company is developing ALTO-203 as a novel treatment for patients with MDD and increased levels of anhedonia given the demonstrated effects of ALTO-203 on dopamine release in the reward system and on positive subjective emotional measures in humans.

In April 2024, Alto announced the initiation of a Phase 2 proof-of-concept study to evaluate ALTO-203 in patients with MDD and higher levels of anhedonia. The study consists of two sequential double-blind, placebo-controlled treatment periods with two dose levels of ALTO-203 being studied as monotherapy. The first period uses a randomized single-dose treatment design to evaluate patient pharmacodynamic responses to ALTO-203 compared to placebo. The powered primary outcome is measured by an acute change in positive emotion assessed by the alertness and mood components of the Bond-Lader Visual Analog Scale (BL-VAS), an established scale of subjective emotion also used in a prior Phase 1 study of ALTO-203. The second period uses a 28-day, multi-dose exposure design to assess the safety of ALTO-203 in patients with MDD. Exploratory, non-powered objectives for the multi-dose period will evaluate changes in measures of depression, anhedonia, and other clinical symptoms, along with cognition, EEG, and wearables.

Enrollment in this study is ongoing. Alto expects to enroll approximately 60 adult participants with MDD and evidence of anhedonia, and report topline data from this study in the first half of 2025.

ALTO-202: NMDAr Antagonist in Development for Depression
ALTO-202 is a novel, oral small molecule believed to specifically target the GluN2b subunit of NMDA receptors, acting as a selective NMDA receptor antagonist. Alto plans to develop ALTO-202 for patients with depression.

Corporate Updates

•The Company strengthened its management team with the addition of Michael Hanley as Chief Operating Officer. Mr. Hanley brings over two decades of leadership experience in product development and commercialization across a wide range of neuropsychiatric indications, including MDD and schizophrenia.

•The Company plans to host an investor day on September 9, 2024 focused on ALTO-100. The Company expects to provide information regarding the baseline characteristics of study participants, mechanistic and clinical rationale for ALTO-100, and the predictive cognitive test being used to select patients in the Phase 2b study. More details regarding the investor day are available on the Company’s investor relations website.

Upcoming Milestones and Events

Near-Term Expected Milestones
•2H 2024 (October) — ALTO-100 Phase 2b MDD study topline data
•1H 2025 — ALTO-300 Phase 2b MDD study topline data
•1H 2025 — ALTO-203 Proof-of-Concept MDD study topline data
•2025 — ALTO-101 Proof-of-Concept CIAS study topline data
•2026 – ALTO-100 Phase 2b BPD study topline data

Upcoming Scientific Conferences
Members of the Company’s management team are expected to present at the following upcoming conferences;
•The International Society for CNS Clinical Trials and Methodology (ISCTM) - September 12-13
•37th European College of Neuropsychopharmacology (ECNP) Congress – September 21-24

Second Quarter 2024 Financial Highlights

Cash Position: As of June 30, 2024 the Company had cash, cash equivalents, and restricted cash of $193.6 million.

The Company expects its cash balance to support planned operations into 2027.

R&D Expenses: Research and development expenses for the quarter ended June 30, 2024 were $13.2 million, as compared to $7.1 million for the same period in 2023. The increase was primarily attributable to costs associated with the ongoing Phase 2b clinical studies for ALTO-100 and ALTO-300, in addition to $2.0 million related to development milestones achieved with ALTO-101 and ALTO-203.

G&A Expenses: General and administrative expenses for the quarter ended June 30, 2024 were $5.2 million, as compared to $2.1 million for the same period in 2023. The increase was primarily attributable to costs associated with higher headcount to support expanded clinical development efforts, growing operational requirements, and costs associated with operating as a public company. The increase in personnel costs includes $0.6 million of non-cash stock based compensation expense.

Net Loss: The Company incurred a net loss of $16.0 million for the quarter ended June 30, 2024, as compared to $8.7 million for the quarter ended June 30, 2023.

About Alto Neuroscience

Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in depression, PTSD, schizophrenia, and other mental health conditions.
For more information, visit www.altoneuroscience.com or follow Alto on X (Twitter).

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$13,184	$7,072	$23,136	$12,681
General and administrative	5,157	2,053	9,591	3,645
Total operating expenses	18,341	9,125	32,727	16,326
Loss from operations	(18,341)	(9,125)	(32,727)	(16,326)
Other income (expense):
Interest income	2,658	667	4,216	897
Interest expense	(347)	(327)	(693)	(651)
Change in fair value of warrant liability	—	122	(243)	133
Total other income (expense), net	2,311	462	3,280	379
Net loss	$(16,030)	$(8,663)	$(29,447)	$(15,947)
Other comprehensive loss
Foreign currency translation	(5)	(11)	(10)	(30)
Total other comprehensive loss	(5)	(11)	(10)	(30)
Comprehensive loss	$(16,035)	$(8,674)	$(29,457)	$(15,977)
Net loss per share attributable to common stockholders, basic and diluted	$(0.60)	$(2.33)	$(1.32)	$(4.31)
Weighted-average number of common shares outstanding, basic and diluted	26,913	3,716	22,312	3,704

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2024	2023
Cash, cash equivalents, and restricted cash	$193,622	$82,548
Total assets	197,360	86,628
Total liabilities	17,584	16,823
Accumulated deficit	(106,412)	(76,965)
Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Jordann Merkert
media@altoneuroscience.com